EXHIBIT 99.1

DATE:	July 21, 2004

CONTACTS:	Cameron C. Hitchcock, Chief Financial Officer, 317-815-1100 Paul J. Lips, Investor Relations, 317-815-1100 Beth F. King, Public Relations Manager, 317-815-1100

ADESA Reports Second Quarter Results

Carmel, Ind.—ADESA, Inc. (NYSE: KAR), North America’s largest publicly traded provider of wholesale vehicle auctions and the largest provider of used vehicle dealer floorplan financing, today reported second quarter net income of $28.6 million on revenue of $231.0 million, compared with net income of $34.1 million on revenue of $238.1 million in the second quarter of 2003.  Income from continuing operations was $32.6 million for the second quarter of 2004, compared with $34.1 million for the second quarter of 2003.

On June 16, 2004, ADESA closed its initial public offering of 6,250,000 shares of its common stock at $24 per share.  The second quarter results from continuing operations for 2004 include expenses of approximately $3.1 million, net of tax, related to the transactions (initial public offering, $125 million Senior Notes offering, and $525 million bank debt facility), and incremental interest expense and corporate expenses related to the anticipated separation from ALLETE, Inc. (NYSE: ALE).  Also, the Company recognized a $4.0 million charge in discontinued operations, net of tax, for a jury award in ongoing litigation related to its former vehicle importation business.

Diluted earnings per share were $0.32 per share for the second quarter of 2004, compared with $0.38 per share for the second quarter of 2003.  Giving effect to issuance of the 6,250,000 shares as of the beginning of each period presented, pro forma diluted earnings per share would have been $0.30 per share for the second quarter of 2004, compared with $0.36 per share for the second quarter of 2003.

“We are satisfied with the overall financial results for the quarter and are on track to meet our planned performance for 2004,” said Dave Gartzke, ADESA Chairman and CEO.  “We achieved an important milestone in the history of ADESA with the successful IPO and related transactions during the quarter.  I look forward to the upcoming spin-off of the remainder of ADESA from ALLETE and I believe ADESA is well positioned to continue its track record of strong operating performance and cash flows as a stand alone publicly traded entity.”

Quarterly Segment Results

Income from continuing operations for Auctions and Related Services increased 6 percent to $26.5 million, compared with $25.0 million in the second quarter of 2003, despite selling fewer vehicles year over year.  Dealer Financing Services also increased its net income to $9.4 million for the quarter, compared with $9.1 million in the second quarter of 2003 driven by a 13 percent increase in loan transaction volume.  Revenues per vehicle sold and per loan transaction for the current quarter were $410 and $104, respectively, compared with $406 and $111 for the second quarter of 2003.

Year to Date Consolidated Results

For the six months ended June 30, 2004, net income was $61.9 million on revenue of $478.3 million, compared with $61.2 million on revenue of $469.6 million for the same period in 2003.  Income from continuing operations was $65.9 million for the six months ended June 30, 2004, compared with $60.7 million in 2003.  Transaction expenses, incremental interest expense and corporate expenses, net of tax, totaled approximately $4.7 million for the six months ended June 30, 2004.

Liquidity

The proceeds from the transactions and $275 million of borrowings on the Company’s new $525 million bank credit facility were used to repay all previous related and third party debt with the exception of the $90 million Senior Notes due in 2006 and $35 million Senior Notes due in 2010.  Funds for repayment of these notes and related interest and prepayment expenses were placed in escrow and will be released upon redemption on August 11, 2004.  Prepayment expenses of approximately $14 million associated with the redemption will be incurred in the third quarter.

Full Year Outlook

ADESA expects that full year 2004 income from continuing operations will be within a range of $100 million to $105 million.  The range reflects estimated transaction expenses, incremental interest expense and corporate expenses, and prepayment expenses, collectively $25 million, net of tax for the full year.  Transaction expenses include professional fees, debt prepayment expenses, and the write-off of previously capitalized debt costs related to the former credit facilities.

ADESA provides earnings guidance on a continuing operations basis because management believes that the presentation provides useful information to investors to assist them in evaluating the Company’s results period over period.  As a result, guidance does not reflect matters classified as discontinued operations.  In addition, the earnings guidance does not contemplate such future items as business development activities (including acquisitions), strategic developments (such as restructurings or dispositions of assets or investments) or significant litigation.   The timing and amounts of these items are highly variable, difficult to predict and of a size that could have a substantial impact on the Company’s reported results for a period.  Prospective quantification of these items is generally not reasonable.

Earnings Webcast Information

As previously announced, ADESA, along with its parent company, ALLETE, will conduct a live webcast, including presentation visuals, today, Wednesday, July 21, at 4:30 p.m. Eastern Time.  The live webcast of the conference call will be accessible through either ADESA’s website at www.adesainc.com or ALLETE’s website at www.allete.com.  Presentation visuals can be found at www.adesainc.com.  The webcast will be archived for future on-demand replay via those links until Monday, July 26.  This earnings release will be archived at www.adesainc.com.

The call will be hosted by ADESA’s Chairman and CEO, David G. Gartzke, and will feature a review of current financial results.  Also participating on the call will be Cameron C. Hitchcock, CFO.

Users may need to download additional software and may experience varying levels of performance based on their connection speed, system capabilities and presence of a corporate firewall.  To ensure a connection, users should go to the program 10 minutes before its start.

About ADESA, Inc.

ADESA’s corporate headquarters are located in Carmel, Indiana.  The Company’s holdings include 53 ADESA used vehicle auctions, 28 Impact salvage vehicle auctions, and 80 AFC loan production offices across North America.  For more information about ADESA, visit the Company’s Web site at www.adesainc.com.

Forward Looking Statements

This release includes forward-looking statements that are subject to certain risks, trends, and uncertainties that could cause actual results to differ materially from those projected, expressed or implied by such forward-looking statements.  The statements are based on assumptions about important factors, many of which are outside the Company’s control, including general business conditions; market trends and competition; any business development activities, including acquisitions; economic conditions; litigation developments and the risk factors and other risks described in the Company’s Registration Statement on Form S-1 as declared effective on June 16, 2004.  As such, they involve risks, some of which are not currently known to the Company that could cause actual results to differ materially.  The Company does not undertake to update its forward-looking statements.

ADESA, Inc.

Consolidated Statements of Income

(In millions, except per-share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003

Operating revenues
Auction and related services	$202.6	$211.4	$421.0	$417.0
Dealer financing	28.4	26.7	57.3	52.6
Total operating revenues	231.0	238.1	478.3	469.6

Operating expenses
Cost of services	113.2	120.6	235.1	243.0
Selling, general and administrative	51.2	49.8	109.3	102.6
Depreciation and amortization	8.9	9.0	18.1	17.0
Total operating expenses	173.3	179.4	362.5	362.6

Operating profit	57.7	58.7	115.8	107.0

Interest expense	4.7	3.5	8.7	8.1
Other (income) expense	(0.6)	(1.7)	(1.4)	(2.1)

Income from continuing operations before income taxes	53.6	56.9	108.5	101.0

Income taxes	21.0	22.8	42.6	40.3

Income from continuing operations	32.6	34.1	65.9	60.7

(Loss) income from discontinued operations, net of income taxes	(4.0)	—	(4.0)	0.5

Net income	$28.6	$34.1	$61.9	$61.2

Earnings per share—basic and diluted
Income from continuing operations	$0.36	$0.38	$0.74	$0.69
(Loss) income from discontinued operations, net of income taxes	(0.04)	—	(0.05)	—
Net income	$0.32	$0.38	$0.69	$0.69

Weighted average shares outstanding
Basic	89.64	88.60	89.12	88.60
Diluted	89.70	88.60	89.15	88.60

ADESA, Inc.

Pro Forma Earnings Per Share

(In millions, except per-share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003

Income from continuing operations	$32.6	$34.1	$65.9	$60.7
(Loss) income from discontinued operations, net of income taxes	(4.0)	—	(4.0)	0.5
Net Income	$28.6	$34.1	$61.9	$61.2

Pro forma earnings per share—basic (1)
Income from continuing operations	$0.34	$0.36	$0.69	$0.64
(Loss) income from discontinued operations, net of income taxes	(0.04)	—	(0.04)	0.01
Net income	$0.30	$0.36	$0.65	$0.65

Pro forma earnings per share—diluted (1)
Income from continuing operations	$0.34	$0.36	$0.69	$0.64
(Loss) income from discontinued operations, net of income taxes	(0.04)	—	(0.04)	—
Net income	$0.30	$0.36	$0.65	$0.64

Reconciliation of pro forma weighted average shares outstanding to GAAP (1)
GAAP weighted average shares—basic	89.64	88.60	89.12	88.60
Incremental shares issued in IPO	5.21	6.25	5.73	6.25
Pro forma weighted average shares-basic	94.85	94.85	94.85	94.85

GAAP weighted average shares—diluted	89.70	88.60	89.15	88.60
Incremental shares issued in IPO	5.21	6.25	5.73	6.25
Incremental dilutive options and restricted stock	0.13	0.19	0.16	0.19

Pro forma weighted average shares—diluted	95.04	95.04	95.04	95.04

(1)        The Company believes the presentation of pro forma earnings per share provides meaningful information due to the significant increase in share count as a result of the Company’s initial public offering on June 16, 2004.  The pro forma earnings per share is presented as if the IPO had occurred at the beginning of each fiscal year.

ADESA, Inc.

Condensed Consolidated Balance Sheets

  (In millions)

	June 30, 2004	December 31, 2003
	(unaudited)

Cash and cash equivalents	$275.0	$112.7
Restricted cash	155.8	3.4
Trade receivables, net	253.7	151.5
Finance receivables, net	224.1	194.3
Other current assets	33.6	29.0

Total current assets	942.2	490.9

Other assets	597.7	594.5
Property and equipment, net	555.7	569.9

Total assets	$2,095.6	$1,655.3

Current liabilities, excluding current maturities of debt	$466.7	$298.4
Current maturities of debt	161.1	135.7

Total current liabilities	627.8	434.1

Long-term debt	398.6	235.2
Other non-current liabilities	43.9	35.8
Shareholders’ equity	1,025.3	950.2

Total liabilities and equity	$2,095.6	$1,655.3